AMENDED

ALPHARMA INC.

EXECUTIVE BONUS PLAN

(EFFECTIVE JANUARY 1, 2002)

1.     Purpose.

The purpose of this Executive Bonus Plan is to foster continuing long-term growth in earnings of Alpharma Inc. by rewarding key executives for outstanding performance in the accomplishment of assigned goals through annual awards of cash bonuses.

2.     Definitions.

Actual Bonus Pool: The aggregate sum available to pay Bonus Awards computed separately for each SBU and the Company Executives, as a group.

Base Salary: The Participant''s annual base salary rate of earnings in effect as of

December 31, of any Incentive Year.

Board of Directors: The Board of Directors of the Company.

Bonus Award: An amount awarded to a Participant pursuant to Section 4.

CEO: The Chief Executive Officer of the Company.

CFO: The Chief Financial Officer of the Company.

Change in Control: The definition provided in the Alpharma Inc. Change in Control Plan effective March 11, 2002, as may be amended from time to time.

Committee: The Benefit Plans Administration Committee of the Company.

Compensation Committee: The Compensation Committee of the Board of Directors.

Company: Alpharma Inc., a Delaware corporation.

Company Bonus Component: The percentage based determined by the application of the formula set forth in Section 3 (a) to actual Company Net Income.

Company Executive: A Participant who is not an officer or employee of an SBU.

Company Maximum Bonus Component: The amount of the Company Bonus Component expressed as a percentage of the Target Bonus Component which would be earned assuming the Company Net Income Goal for the applicable Incentive Year was exceeded by more than 20%.

Company Threshold Bonus Component: The amount of the Company Bonus Component expressed as a percentage of the Target Bonus Component which would be earned assuming the Company Net Income Goal for the applicable Incentive Year was less than the Company Net Income Goal but at least 80% thereof.

Company Net Income Goal: The net income shall be the target level of consolidated net income of the Company (as determined by the Company''s audited financial statements for the relevant Incentive Year) as established prior to the beginning of the Incentive Year by the CEO (which may be adjusted for that Incentive Year, in the discretion of the CEO, if necessary for equitable purposes; including adjustments with respect to factors not directly related to the normal operations of the Company) which if achieved would result in the awarding of a Company Bonus Component under Section 4.

Company Target Bonus Component: 100% when the Company Net Income Goal for the applicable Incentive Year is achieved at 100% of the level established by the CEO.

Eligible Employee: For each Incentive Year, a person who (a) is regularly employed by the Company or an SBU on a full-time basis, or who, under conditions approved by the Committee, is regularly employed by the Company or an SBU on a part-time basis and (b) has been employed by the Company or an SBU for the entire Incentive Year and in an Eligible Participant Level at the end of such Incentive Year or, if not an active employee at the end of the Incentive Year, his or her employment was terminated during the Incentive year (i) on account of death, Retirement or disability or (ii) after a Change in Control transaction and (c) has been assigned Individual Goals to be accomplished during the Incentive Year and (d) has not engaged in any conduct that the Committee determines to be against the best interests of the Company.

Eligible Participant Levels: For each Incentive Year, all Vice Presidents of the Company, the President of each SBU, all Vice Presidents of each SBU and such other employees designated by the Committee.

HRO: The Executive Vice President of Human Relations of the Company.

Incentive Year: A fiscal year of the Company in which the Plan is in effect.

Individual Goals: Performance Goals assigned to a Participant by his or her relevant SBU President (or, in the case of a Company Executive or an SBU President, the CEO) and approved by the CEO.

Participant: Each Eligible Employee for an Incentive Year.

Plan: The Executive Bonus Plan as set forth herein, as from time to time amended.

Retirement: The termination of a Participant''s employment with the Company, at an age and meeting all other terms and conditions of ""retirement"", as that term is used by the Participant''s local employing unit.

SBU: Each individually managed business unit of the Company as designated from time to time by the CEO.

SBU Goals: Certain financial targets, which may include one or more of the target operating income, revenues and cash flow for an SBU (as determined utilizing the normal course accounting practices and procedures of the Company) as established by the CEO prior to the beginning of the relevant Incentive Year (as may be adjusted during that Incentive Year, in the discretion of the CEO if necessary for equitable purposes; including adjustments with respect to factors not directly related to the normal operations of the SBU) or such other or additional goals as determined by the CEO prior to the beginning of the relevant Incentive Year.

SBU Maximum Bonus Component: The amount of the SBU Bonus Component which would be earned assuming the SBU Goals for the Incentive Year were exceeded by more than 20%.

SBU Threshold Bonus Component: The amount of the SBU Bonus Component which would be earned assuming the SBU Goals for the Incentive Year were less than the SBU Goals but at least 80% thereof.

SBU Target Bonus Component: 100% when SBU Goals for the applicable Incentive Year are achieved at the 100% level established by the CEO (with multiple SBU Goals and each individual SBU treated separately)..

Target Bonus: The targeted amount of Bonus Award established for each Eligible Employee, expressed as a percentage of the Eligible Employee''s Base Salary corresponding to the Eligible Employee''s position at the end of the applicable Incentive Year, assuming the Company Net Income Goals, Individual Goals and, if relevant, the SBU Goals for such Incentive Year are achieved at the 100% level established by the CEO.

Target Bonus Pool: An amount equal to the sum of the Target Bonus for all eligible employees computed separately for each SBU and the Company Executives, as a group.

3.     Establishment of Goals, Bonus Pool Range and Participant Bonus Award Formulae:

The CEO (with the concurrence of the Compensation Committee as to (a), (b) and (c) below) shall establish in writing and deliver to the Committee:

    The Company Net Income Goal for such Incentive Year at Threshold, Target and Maximum Bonus Component levels, and by means of one or more formulae the percentage of the Company Target Bonus Component which may be earned at each level of achievement.
    The SBU Goals for each SBU (considered individually) for such Incentive Year at Threshold, Target and Maximum Bonus Component levels, and by means of one or more formulae the percentage of the SBU Target Bonus Component which may be earned at each level of achievement of such SBU Goals and, in the event there are more than one component within the SBU Goal, the relative weighting of each such component..
    The relative weighting of the Company Bonus Component and the SBU Bonus Component in computing the Target and Actual Bonus Pool for all Eligible Employees, computed separately for each SBU and the Company Executives, as a group.
    The Target Bonus percentage for each Eligible Participant Level (or group of Eligible Participant Levels).
    By means of one or more formulae, the relative percentage of each Participant''s Target Bonus which will be based upon achievement of one or more of Company Net Income Goal, SBU Goals and Individual Goals and, to the extent utilized in the computation of Target Bonuses, the percentage by which a Participant''s Target Bonus will be adjusted, upward or downward based upon actual performance being less or more than the Company Net Income Goal and the SBU Goals.

4.     Determination of Bonus Pool and Awards:

As soon as practicable after the end of each Incentive Year:

    The CFO shall determine whether the Company Net Income Goal and each of the SBU Goals for the Incentive Year were achieved and, if so, at what level of achievement under the formulae established for such Incentive Year pursuant to Section 3 hereof.
    If the Company Net Income Goal for an Incentive Year has been achieved at the Threshold level or better, then a Company Bonus Component shall be earned for that Incentive Year and the CFO shall, by applying the formula adopted pursuant to Section 3 (a) determine the appropriate percentage of the Company Target Bonus Component actually achieved.
    If the SBU Goals for an Incentive Year have been achieved at the Threshold level or better(provided that, in the event of two or more SBU Goals, each Goal shall be treated separately), then an SBU Bonus Pool (with each SBU being considered individually) shall be earned for that Incentive Year and the CFO shall determine, by applying the formula adopted pursuant to Section 3 (b) , the appropriate percentage of each SBU''s Target Bonus Component actually achieved.
    The relevant SBU Presidents (or the CEO as to Company Executives and SBU Presidents ) shall determine whether (or the extent to which) each Participant has met his or her Individual Goals.
    Utilizing the computation required by Sections 4 (b) and (c) and the weighting established pursuant to Section 3 (c) as applied to the Target Bonus Pool, the HRO shall calculate an Actual Bonus Pool for each SBU and the Company Executives, as a group.
    The Actual Bonus Pool for each SBU and the Company Executives as a group shall then be divided among Eligible Employees employed within each of said entities pursuant to the formula adopted under Section 3 (e)
    In no event shall the aggregate Bonus Awards computed for payment pursuant to this Section 4 exceed the relevant Company or SBU Bonus Pool computed separately for each of the SBU''s and the Company Executives as a group. In the event the computations required by this Section 4 would cause the requirements of the previous sentence to be violated, the amount of each relevant Participant''s Bonus Award shall be reduced pro rata in an amount that will allow the aggregate of all Bonus Awards to comply with the provisions of the previous sentence.

5.     Vesting and Payment of Awards; Deferral Election.

Bonus Awards shall be immediately and fully vested upon the HRO''s authorization of the Company Bonus Pool for the applicable Incentive Year. In general, Bonus Awards shall be paid to Participants within a reasonable time after the HRO''s authorization of such awards.

(a) The Committee in its sole and exclusive discretion may allow Participants at certain Grade Levels and/or located in certain countries the opportunity to defer payment of all or a portion of any Bonus Award earned for any Incentive Year pursuant to the terms of the Company''s Deferred Compensation Plan, as in effect from time to time.

(b) All payments made under this Plan shall be subject to any required withholdings.

(c) Bonus Awards shall be payable soley from the general assets of the Company and its subsidiaries. No Participant shall have any right to, or interest in, any specific assets of the Company or any subsidiary in respect of Bonus Awards. The foregoing shall not preclude the Company from establishing one or more funds from which payments under the Plan shall be made.

6.     Amendment and Termination.

The Board of Directors of the Company, in absolute discretion of the body so acting and without notice, may at any time amend or terminate the Plan, provided that no such amendment or termination shall adversely affect the rights of any Participant under any Bonus Award previously granted. Further, once an Incentive Year has commenced, neither the Board of Directors nor Company shall have the discretion not to make Bonus Awards if Bonus Awards are earned pursuant to the terms hereof for that Incentive Year.

7.     No Assignment.

Bonus Awards authorized under this Plan shall be paid only to Participants (or, in the event of a Participant''s death, to the person or persons identified pursuant to Section 8 hereof). No Bonus Award, nor any part thereof, and no right or claim to any of the moneys payable pursuant to the provisions of this Plan shall be anticipated, assigned, or otherwise encumbered, nor be subject to attachment, garnishment, execution or levy of any kind, prior to the actual assignment or other encumbrance or attachment, garnishment, execution or levy and shall be of no force or effect, except as other provided by law. Notwithstanding the above, if a Participant is adjudged incompetent, the Committee may direct that any amounts payable be paid to the Participant''s guardian or legal representative.

8.     Employment and Plan Rights.

The Plan shall not be deemed to give any Eligible Employee or Participant the right to be retained in the employ of the Company or any Subsidiary, nor shall the Plan interfere with the right of the Company or any Subsidiary to discharge any employee at any time, nor shall the Plan be deemed to give any employee any right to any Bonus Award until such award is authorized in accordance with Section 4 and, in the event of a Participant''s death, payment shall be made to his or her estate or as otherwise authorized by a Court of competent jurisdiction.

9.      Administration and Authority.

The Plan shall be administered by the Committee except with respect to the power reserved herein to the CEO, CFO and HRO. The CEO, CFO and HRO may delegate any or all their responsibilities hereunder to the Committee.

All decisions, determinations and interpretations of the Committee, the CEO, CFO or the HRO with respect to the exercise of their respective responsibilities, shall be binding on all parties concerned.

10. Bonus Awards in the event of Change in Control.

Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control, a Bonus Award for the Incentive Year in which the Change in Control occurs shall be paid to each employee in an Eligible Participant Level at the time of the Change in Control, whether or not the employee remains employed by the Company or a Subsidiary at the end of the Incentive Year (other than any such employees whose termination of employment is by the Company for cause). The amount of Bonus Award payable to each such employee shall equal the Target Bonus for the Incentive Year in which the Change in Control occurs on a pro rata basis through the date on which the Change in Control occurs.

11. Partial Year Employees.

If any employee of the Company or an SBU meets all of the conditions set forth within the definition of ""Eligible Employee"" (i) as of the last day of an Incentive Year except the requirement that he or she have been employed by the Company or an SBU for the entire Incentive Year or (ii) his or her employment was terminated, or interrupted, during the Incentive Year by death, disability, a leave of absence of 3 months or more, or Retirement subject to the adoption of other rules or procedures deemed equitable in the circumstances by the Committee, such employee shall be eligible of a Bonus Award computed as if he or she had been an Eligible Employee for the entire Incentive Year but then reduced pro rata for the portion of the Incentive Year during which he or she was not an employee of the Company or an SBU. If an employee transfers from one SBU to another (or between the Company and an SBU) during the Incentive Year his or her Bonus Award shall be prorated based upon the portion of the Incentive Year in each unit. The Company Target Bonus Pool, and the relevant SBU Target Bonus Pool, shall be increased by an amount equal to the sum of any Bonus Awards payable under this Section 10.

12. Effect of Local Laws

To the extent that any applicable statute, law or regulation (""Local Law"") contains provisions requiring treatment more favorable to a Participant than is provided for in this Plan, the provisions of such Local Law shall prevail over the provisions of this Plan with respect to any Participant whose primary place of employment is within the jurisdiction of such Local Law.

13. Applicability of Plan Document.

The Plan, as amended herein, shall be applicable for Incentive Years beginning on and after January 1, 2003 .